SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549


                              FORM 8-K


                            CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

                             April 23, 1999
                             Date of Report
                    (Date of earliest event reported)


                         FLEMING COMPANIES, INC.
         (Exact name of registrant as specified in its charter)


          Oklahoma                 1-8140           48-0222760
    (State or other juris-        (Commission    (IRS Employer
   diction of incorporation)      File Number)  Identification)


                    6301 Waterford Boulevard, Box 26647
                      Oklahoma City, Oklahoma   73126
                   (Address of Principal Executive Offices)


                              (405) 840-7200
                         Registrant's telephone number,
                            including area code
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Item 5.      Other Events.

          The company previously announced the closing of its Peoria, Illinois food distribution division. The closing was not originally part of the company's strategic plan, but was added to the plan as the costs associated with continuing to service our customers during the strike coupled with the costs of reopening the division made closing the division an economically sound decision. The closing is expected to result in a pre-tax charge of approximately $27 million ($25 million after income tax benefits or $.65 per share) for the first quarter of 1999. Of the $27 million charge, $24 million ($23 million after income tax benefits or $.60 per share) represents non-cash charges. Additional cash costs of approximately $2 million will be expensed over the next two years.

                              SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FLEMING COMPANIES, INC.


                                        KEVIN TWOMEY
                                        Kevin Twomey
                                        Senior Vice President and
                                        Controller

Date:  April 23, 1999